Exhibit 99.2

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

Infinity Provides Key 2013 Goals and Financial Guidance

– Additional Data from Phase 1 Trial of IPI-145 in Hematologic Malignancies Anticipated in 2013 –

– Expands PI3K Franchise with New Product Candidate –

– Strong Financial Position with Cash Runway into 2015 –

– Company to Present at JPMorgan Annual Healthcare Conference at 10 a.m. PT –

CAMBRIDGE, Mass. – January 7, 2013 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its anticipated pipeline goals and provided financial guidance for 2013. In the first half of 2013, Infinity expects to report data from both of its wholly owned clinical programs, phosphoinositide-3-kinase (PI3K) and heat shock protein 90 (Hsp90), that will inform potential paths to registration. Each program targets areas of unmet patient need such as advanced hematologic malignancies, inflammatory diseases and non-small cell lung cancer (NSCLC).

“Our pipeline, experienced leadership team and financial position provide the foundation from which we are poised to execute our product development and business strategy as we continue to build a fully integrated biopharmaceutical company,” stated Adelene Q. Perkins, Infinity’s president and chief executive officer. “We have worldwide commercial rights to our entire portfolio of product development candidates and are entering the year with a strong balance sheet that allows us to independently advance our programs while we consider potential partnerships to complement our capabilities.”

Pipeline Expanded with IPI-443, a Potent PI3K-Delta, Gamma Inhibitor

Infinity today also announced its second potent, oral PI3K-delta, gamma inhibitor, IPI-443. Nonclinical studies of IPI-443 are now under way, which are designed to enable the initiation of Phase 1 clinical development.

“PI3K inhibition has therapeutic potential across both hematologic malignancies and inflammatory diseases,” stated Julian Adams, Ph.D., president of R&D at Infinity. “We believe that we have the potential to develop best-in-class PI3K inhibitors and are pleased that IPI-443, our second product candidate targeting PI3K-delta, gamma, has the potential to further maximize our development opportunities across multiple disease pathways and indications.”

2013 Program Goals

Infinity is developing a portfolio of PI3K inhibitors which includes IPI-145 and IPI-443, potent, oral inhibitors of PI3K-delta and PI3K-gamma, as well as retaspimycin hydrochloride (HCl), a potent and selective Hsp90 inhibitor. Infinity anticipates achieving the following development milestones in 2013:

IPI-145 in Hematologic Malignancies

•	1H2013: Initiate up to five cohort expansions in the ongoing Phase 1 trial in patients with advanced hematologic malignancies

•	1H2013: Define the recommended Phase 2 dose

•	2013: Initiate at least two additional trials

IPI-145 in Inflammation

•	1H2013: Initiate a Phase 2 trial in patients with rheumatoid arthritis

•	2H2013: Provide update on Phase 2a trial in patients with mild, allergic asthma

PI3K Pipeline Expansion

•	2H2013: Complete nonclinical studies of IPI-443 to enable Phase 1 development

Retaspimycin HCl in NSCLC

•	1H2013: Report topline overall survival data from Phase 2 trial in combination with docetaxel

•	1H2013: Provide update on Phase 1b/2 trial in combination with everolimus

2013 Financial Guidance

Infinity entered 2013 with approximately $327 million in cash and investments (unaudited). The company is providing the following guidance with respect to its 2013 financial outlook:

•	Operating Expenses: Infinity expects operating expenses for 2013 to range from $115 million to $125 million.

•	Net Loss: Infinity expects net loss for 2013 to range from $115 million to $125 million.

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Cash and Investments: Infinity expects to end 2013 with a year-end cash and investments balance ranging from $210 million to $220 million. Based on its current operating plan and exclusive of any business development activities, Infinity’s financial foundation provides a cash runway into 2015.

Infinity to Present at J.P. Morgan 31st Annual Healthcare Conference

Infinity will present at the J.P. Morgan 31st Annual Healthcare Conference in San Francisco on Monday, January 7, 2013 at 10:00 a.m. PT (1:00 p.m. ET). A live webcast of Infinity’s presentation will be accessible on the “investors/media” section of the company’s website, www.infi.com. The presentation will be archived for 30 days following the event.

About Infinity’s PI3K Program

IPI-145 and IPI-443 are potent, oral inhibitors of Class I phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma. Infinity believes IPI-145 is the most advanced PI3K-delta, gamma inhibitor in clinical development. The PI3Ks are a family of enzymes involved in multiple cellular functions, including cell proliferation and survival, cell differentiation, cell migration and immunity.i The PI3K-delta and PI3K-gamma isoforms are preferentially expressed in leukocytes, where they have distinct and non-overlapping roles in immune cell development and function. Targeting PI3K-delta and PI3K-gamma may provide multiple opportunities to develop differentiated therapies for the treatment of inflammatory diseases as well as hematologic malignancies.

IPI-145 is currently progressing in a Phase 1 trial in patients with advanced hematologic malignancies. Preliminary data from this trial showed that IPI-145 was well tolerated to date and clinically active in patients with both B-cell and T-cell malignancies, including chronic lymphocytic leukemia, indolent non-Hodgkin’s lymphoma, mantle cell lymphoma, Hodgkin’s lymphoma and T-cell lymphoma.ii Infinity is also conducting a Phase 2a trial in patients with mild, allergic asthma and is planning to begin a Phase 2 trial of IPI-145 in patients with rheumatoid arthritis in the first half of 2013.

About Infinity’s Hsp90 Program

Retaspimycin HCl is an intravenously administered, potent and selective heat shock protein 90 (Hsp90) inhibitor. The Hsp90 chaperone plays a key role in regulating the stability of its client proteins.iii Cancer cells express elevated levels of Hsp90 relative to normal cells and depend on Hsp90 to support certain oncoproteins and to buffer cellular stresses induced by malignant transformation.iii,iv Thus, Hsp90 is a fundamental hub in protein interaction networks, maintaining the functional state of many proteins critical for cancer growth, proliferation and survival.iii,v Inhibition of Hsp90 has the potential to shut down multiple oncogenic signaling pathways simultaneously.iv

Infinity has completed patient enrollment in a double-blind, randomized, placebo-controlled Phase 2 trial designed to evaluate the anti-tumor activity, tolerability and safety of retaspimycin HCl in combination with docetaxel compared to docetaxel alone in patients with second- or third-line non-small cell lung cancer (NSCLC) who are naïve to docetaxel treatment and have a smoking history. This study is supported by data from a Phase 1b trial in which retaspimycin HCl in combination with docetaxel was well tolerated and clinically active in heavily pretreated patients with NSCLC.vi A Phase 1b/2 trial of retaspimycin HCl in combination with everolimus in NSCLC patients with a KRAS mutation is also ongoing.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for diseases with significant unmet need. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs focused on the inhibition of phosphoinositide-3-kinase and heat shock protein 90 are evidence of its innovative approach to drug discovery and development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: the timing of data from clinical trials of its PI3K and Hsp90 programs; its ability to execute on its strategic plans; its current cash position; the therapeutic potential of its PI3K inhibitors and retaspimycin HCl; its 2013 research and development goals, including without limitation clinical development plans, for its PI3K program and its Hsp90 program; and its financial guidance for 2013 with respect to operating expenses, net loss and cash and investments. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by

Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s current report on Form 8-K filed with the Securities and Exchange Commission (SEC) on December 12, 2012, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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i Weinberg RA (2007) Cytoplasmic signaling circuitry programs many of the traits of cancer. In Jeffcock E, Zayatz E, and Mickey RK (Eds.) The biology of cancer (pp. 179-183). New York, NY: Garland Science, Taylor & Francis Group.

ii Flinn, I.W., Horwitz, S.M., Patel, M., Younes, A., Porter, J., Sweeney, J., Allen, K., Kelly, P., Kahl, B. Clinical Safety and Activity in a Phase 1 Trial of IPI-145, a Potent Inhibitor of Phosphoinositide-3-Kinase-(d,g) in Patients with Advanced Hematologic Malignancies. Poster presented at the 54th Annual Meeting of the American Society for Hematology (ASH), Atlanta, GA, 2012.

iii Whitesell L and Lindquist SL. Hsp90 and the chaperoning of cancer. Nat Rev Cancer 2005, 5(10):761-772.

iv Workman P, Burrows F, Neckers L, Rosen N. Drugging the cancer chaperone Hsp90: Combinatorial therapeutic exploitation of oncogene addiction and tumor stress. Ann NY Acad Sci 2007, 1113:202-216.

v Taipale M, Jarosz DF, Lindquist S. Hsp90 at hub of protein homeostasis: Emerging mechanistic insights. Nat Rev Mol Cell Bio 2010, 11:515-528.

vi Riely GJ, Gettinger SN, Stoller RG, Gabrail NY, Weiss GJ, Tunkey C, et al. Safety and activity of IPI-504 (restaspimycin HCl) and docetaxel in pretreated patients with metastatic non-small cell lung cancer (NSCLC). Poster presented at the 47th Annual Meeting of the American Society of Clinical Oncology, Chicago, IL, 2011.